Exhibit 99.2

Occam Networks, Inc.

Earnings Call – October 10, 2006 – 4:30 pm EDT

Good afternoon, ladies and gentlemen and thank you for waiting. Welcome to the Q3 2006 Earnings for Occam Networks Conference Call. All lines have been placed on listen only mode and the floor will be open for your questions and comments following the presentation. Without further ado, it is my pleasure to turn the floor over to your host, Mr. Chris Farrell. Mr. Farrell, the floor is yours.

Chris Farrell, Chief Financial Officer (CF)

Thank you, Carl. I will begin with our safe harbor statement. This conference call contains forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 as amended and Section 21-E of the Securities Exchange Act of 1934 as amended. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual Company or industry results, levels of activity, performance or achievements to differ from those expressed or implied by these forward-looking statements.

In particular, we operate in a highly competitive market for communications networking equipment that is undergoing consolidation and rapid technological change. Our ability to increase our revenues and continue to achieve profitability in future periods will depend, among other things, on increased market acceptance of our products and our ability to continue to enhance and improve our existing products and introduce new products to meet customer requirements.

You should also specifically consider the various additional risk factors detailed in Occam’s Securities and Exchange Commission filings and reports, including the Company’s most recently filed registration statement on Form S-1. These factors may cause the Company’s results to differ materially from the forward-looking statements made in this conference call. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made only as of today’s date and Occam expressly disclaims any obligation to update or revise the information contained in the forward-looking statements. This concludes the Safe Harbor statement.

Now I will turn it over to Bob Howard-Anderson our CEO to discuss our quarterly results.

Bob Howard-Anderson, President & CEO (BHA)

Thanks, Chris and thank you all for attending. Welcome to Occam Networks’ third quarter earnings call. We are pleased to announce that Occam continued to substantially increase revenues again this period. Let’s begin by reviewing the highlights since our last call.

First off, Occam added more than ten new customers for the 9th consecutive quarter, bringing our total customer base to more than 180 IOC customers. Clearly, Independent Operators continue to see the benefits of delivering new services, such as IPTV, Voice Over IP, DSL and now FTTP over our all-IP/Ethernet products.

Secondly, we saw faster than anticipated unit growth of our end-to-end FTTP solution. While copper solutions still comprise the large majority of our revenues, demand for our fiber products grew substantially. We saw significant gains in the sale of both of our innovative OLT Blades in addition to our optical network terminals.

We are pleased with the rapid adoption of our end-to-end FTTP solution and with the optional 10-gigabit reliable EPS transport blade and believe it offers us significant market opportunity going forward.

Finally, I’d like to note that we have just listed our stock on the Nasdaq Global Market. The listing represents another exciting corporate milestone for Occam and we look forward to the additional liquidity and visibility that the Nasdaq exchange will provide for the Company.

Now I’m going to turn it back over to Chris Farrell, our CFO, to discuss specific financial results.

CF – Thank you Bob. For the third quarter of 2006, Occam reported revenues of $18.1 million; an increase of 69% over the same period a year ago and up 12% sequentially from the $16.2 million of revenues reported last quarter.

Gross margin in the third quarter was $6.3 million, representing 35% of revenues. Gross margin decreased sequentially from the 39% reported in Q2 because of a shift to our new fiber-fed ONT. The ONT is a first-generation product, and similar to our other first generation products, we expect its margin to improve over time as we experience increasing volume shipments and subsequent redesigns aimed at lowering its cost.

Overall, we expect our corporate gross margin to continue to be impacted by mix. To the extent that product categories such as cabinets or ONT’s comprise a larger portion of our revenues than our historical average, we would expect lower margins in those periods. However, we continue to work on cost reductions and believe that we can reach our longer-term margin goal of 40%.

Turning to operating expenses:

Occam’s R&D expense in the third quarter was relatively steady at $2.3 million as compared to $2.4 million in the prior quarter. We incurred less in contracted design service costs in the period and that decrease was partially offset by an increase in non-cash stock compensation charges.

SG&A for the quarter was about $4.0 million, up from $3.6 million last quarter. The increase was principally attributable to increased personnel costs related to headcount growth and an increase in non-cash stock compensation charges.

Continued investment in R&D and SG&A is important to Occam’s ongoing success and therefore, we expect that our operating expenses will increase during the remainder of the year. However, if we are able to maintain our growth rate, then our operating expenses should continue to represent a decreasing percentage of our revenues, clearly illustrating the leverage of our operating model.

Net income from operations was approximately $200,000 for the quarter, which is net after $540,000 of non-cash, stock-based compensation charges. Excluding these stock-based compensation charges, our Net Income was roughly $740,000. A reconciliation of the non-GAAP numbers is provided in our press release and is also available on our website.

Turning to Occam’s balance sheet highlights:

Occam had $10.3 million of cash at the end of the quarter, $4.7 million of which was restricted. Cash flows from operations were negative for the quarter but remain positive for the year to date.

Inventory days are now about 28 if you exclude inventory that is at customer sites and is, in many cases, installed and in use. This inventory is not yet converted to revenue because of the terms of the contracts. These are RUS government contracts that many rural telcos use to fund their network capital investments.

I will turn it back to Bob for closing comments.

BHA

Thanks, Chris.

During the third quarter we strengthened the management team and continued to build on our product and brand momentum.

We are pleased to welcome Nathan Harrell to our team as our new Vice President of Sales. Nathan will be in charge of both sales and sales engineering. He is a veteran of Cisco Systems and Redback Networks and brings a wealth of industry and leadership expertise to Occam.

The addition of Nathan will give Russ Sharer, previously our VP of both Sales and Marketing, the opportunity to focus exclusively on leading the Marketing team and driving our strategic agenda.

Additionally, we are pleased with the progress that we are making on our partnership with Tellabs. As we discussed last quarter, the focus of the partnership remains the pursuit and penetration of larger accounts with Occam products on a resale basis. Building off of Q2, we continue to ship modest volumes to Tier 2 customers under the resale agreement, and we expect to realize modest royalty revenues from Tellabs in the fourth quarter.

Overall, the market is continuing to validate IP Ethernet as the emerging, dominant technology and we continue to benefit directly. As IPTV, Voice Over IP, DSL and FTTP continue to drive spending in the network access space, Occam saw continued product and brand momentum in the third quarter. The interest in our FTTP solution was particularly strong and we believe it offers us a significant market opportunity going forward. We are very pleased with our competitive position and are looking forward to continuing to take market share in our growing market.

At this point we will answer any questions you have about our business. The conference moderator will now coordinate the questions.

Question and Answer Period

Moderator—Certainly. If anybody does have a question, please press the number seven or letter q on your telephone keypad. Questions will be taken in the order that they are received. Please hold while we wait for the first question.

Caller1—Hey, guys. A couple questions. One on ONT margins. How quickly can costs come down there? How much of it is a matter of scale versus engineering and then I guess there was some talk about a low-cost ONT being introduced next year. Is that accurate and if so, what’s the delivery date there?

BHA—You know, in general—you asked several questions there. In general, the cost of our ONT line will come down with both volume and some redesigns. We expect, you know, the volume is ramping up and we expect the, you know, supply chain and volume effects to be the first order effects but we are both redesigning for cost as well as introducing new versions of ONTs to our product line and those would be mid-year next year.

Caller1—Okay and how many for the ONT sales is a percentage of sales right now?

CF—We’re not breaking out revenues by product category at this point.

Caller1—Okay, fair enough. And then, on the Tellabs relationship. If I read the S-1 correctly, it sounded like there were some exclusive rights that were kind of expiring in March of ‘07. Is that correct and, you know, how do you approach that portion of the relationship beyond March?

BHA—Yeah, that’s correct. It depends, however, on progress they make on an account by account basis. And if they reach certain milestones or levels of penetration on each account, the exclusivity can be extended or they can pay a fee to extend it and, you know, we’ll approach that when we get there.

Caller1—Okay. Great. Thank you.

Moderator—The next question comes from [Caller2]. [Caller2], please state your question.

Caller2—Yeah, thanks. Hey guys. The Tellabs relationship. You said that you shipped modest volumes to Tier 2 customers in Q3. How is—that is my understanding is it is a resale relationship right now at least in terms of the, you know, your main product. This is not related to the royalty that you’re getting from the gigabit/ethernet transport product that they’re licensing. Is that correct?

BHA—That’s correct. We modified the agreement this past spring to make it substantially a resale rather than licensing agreement and added a small number of Tier 2 accounts to their list as well.

Caller2—Okay, so when you said you shipped modest volumes to Tier 2 customers in Q3 does that mean you were able to recognize some revenue in Q3?

BHA—Yes.

Caller2—Okay. Where do you see that going over time?

BHA—We’re not forecasting, you know, forward-looking revenue streams from that in a quantitative manner at this point.

Caller2—Right but do you see it growing?

BHA—Yeah, I would expect that we’re just getting going on that. Again, it was a small number of accounts that we added and, you know, we continue to be evaluated in the primary account that they had from the original agreement.

Caller2—Okay and the other thing that I wanted to ask you about was, you know, in terms of the competitive landscape right now have you seen any changes, has there been any more or less pricing pressure than in the past? What comments could you make on the competitive landscape?

BHA—Well, I’d say in Q3 we—our sense was that some of our competitors were having a bit of a tougher time. We know of at least one that’s forecasted a pretty significant drop in revenue. There—you know, as a result, some of the competitors were, you know, doing some things in terms of pricing actions but, you know, we came through the quarter growing our revenues and our customer base pretty significantly so we feel pretty good about our position relative to, you know, the several others out there.

Caller2—Okay, so the—there’s—so there are a couple of guys that could be struggling a little bit right now and maybe they don’t have the scale that you have in this particular space or the footprint that you have in this particular space in the U.S. and they’re just—there’s a little desperation. Are you seeing that at all?

BHA—I wouldn’t be able to quantify it but like I said there’s, you know, at least one competitor that kind of had a drop or a decline and we increased and we’re happy with the number of new customer wins as well. So, again, we think our scale continues to grow and, you know, there’s some smaller companies that may not make it.

Caller2—Okay. Great. Thank you.

Moderator—The next question comes from [Caller3]. Caller3, please state your question.

Caller3—Hi, yeah, hey guys. Just any way you can give us more—just maybe quantify. I know on the last call you said you expected forty percent gross margins once you had some efficiencies with the new ONT. Any idea when we should expect that? This is now 600 basis points to fall off in two quarters.

CF—Yeah, I think we are looking at the second generation product becoming available in the second half of next year most likely and, you know, as indicated earlier we may get some benefit from volume as we continue to build volume on this product line but I think we’ll get the biggest step change once we have our next generation out.

Caller3—Okay. So we should. I’m sorry you said that’s the first half of next year?

CF—Probably the second half of next year we’d have a new product. The other thing I’d like to point out is we did sell last quarter more cabinets than we typically do. Q3 is typically a seasonally strong quarter for cabinet shipments and those have much lower margins for us as well. So, it’s a multiple margin hit from those two elements.

Caller3—Okay. That makes sense. Housekeeping. Are we going to get a press release with full financials?

CF—Yeah, it should have crossed the wire just before the call. It should be—it’ll be out before the end of the day.

Caller3—Okay. And then cash flow. It looks like you guys burned through 2.3 million of cash or had negative working—negative cash from operations of about 2.3 million. Am I backing into that number correctly?

CF—Well, we used cash in the third quarter but for the year-to-date we’re still cash flow positive. And the use of cash was we had more in receivables at the end of the quarter and we had less in payables. So it’s basic working capital stuff.

Caller3—Okay, what were receivables? I can pull it off the press release when it comes but it looks like it’s still not on the wire. Do you have a receivables number?

CF—Sure, receivables were $11.9 million.

Caller3—And what were they exiting Q2? They were I want to say $8.

CF—I believe they were $9—probably $9 million but I think December they were $9.4 million so we built about $2.5 million in receivables over the course of the year so far.

Caller3—Okay, yes, they were $9.8. You’re right. Okay. And then just as far as stock-based comp what’s the, you know, it’s more than doubled I guess from Q1. Is that a function of your stock price?

CF—It’s partially related to stock price as far as how—how much expense we put into the options when they’re granted that we have to amortize over the course of the expected life but we did have an option grant in April that would increase the numbers somewhat. But you know, again, this is all just FAS 123 non-cash stuff.

Caller3—Right. Of course. And last question. What should we be thinking about as far as shares out, warrants and everything else included?

CF—Right now we have 7.3 million common shares out. On an as-converted basis, we would add another 8.5 million bringing the total to 15.9 million shares. And then on a fully-diluted basis for EPS purposes we’d have 16.9 million shares out.

Caller3—16.9 that’s the number I’m getting at. Okay, thanks a lot guys. And then I presume now that the registration’s been pushed through, you’ll be hitting the road soon? (1)

CF—We’re looking to close the deal as soon as possible.

Caller3—Okay, thanks a lot. We’ll see you out in San Francisco.

CF—Great. Thank you very much.

Moderator—The last question we have right now comes from [Caller4]. Caller4, please state your question.

Caller4—Hi, good afternoon. Not to overstate the competition but one of your competitor’s Zhone also experienced a pretty substantial gross margin decline in their quarter. Wondering, you know, to what degree you can comment on the general pricing environment for your core BLC platform. I mean how much of this decline was purely attributable to the ONT and how much was sort of, you know, general pressure and the overall market?

CF—Well, again without breaking it out line by line, or product category by product category, you know, our blade margin didn’t change at all quarter over quarter and, you know, it’s all about mix for us. It’s still a relatively small base of business compared to, you know, some much bigger companies and where we want to go but so little fluctuations can have a big effect on us but in general we continue to grow and gain scale and that should eventually be muted out. The mix changes should be muted out.

(1)	Editorial comment: As of October 11, 2006, the U.S. Securities and Exchange Commission has not declared Occam’s registration statement on Form S-1 effective and the SEC has reserved the right to make further comments on the registration statement.

Caller4—Okay, great and then, you know, thinking into December, you know, some of our checks from other broadband access suppliers have appeared to show kind of, you know, more than expected seasonality heading into December. If you can just comment on, you know, just general trends among the IOCs in terms of, you know, seasonal expectations.

CF—Well, there always is seasonality but there is also the effect of sometimes the end of year budgets for the telcos. It’s really too early to tell but, you know, I think the best indicator is always continued customer growth and we did that again this quarter.

Caller4—Okay, thank you.

CF—You bet.

BHA Well, I take it that’s the last question so thank you again all for attending our investor call. We look forward to hosting future conference calls with even better results.

Moderator

Thank you, this does conclude today’s teleconference. We thank you for your participation. You may disconnect your lines at this time.